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                                                                    EXHIBIT 11.0

STATEMENT RE:  COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                          Nine months ended      Three months ended
                                             September 30,          September 30,
                                         2005        2004        2005         2004
                                        ---------- ----------  ----------   ---------
Numerator:
    Net income                          $    1,818 $    1,490  $      574   $     573

Denominator:
    Denominator for basic earnings per
    share-weighted average shares        2,867,492  2,694,490   2,869,348   2,801,468

    Effect of dilutive securities:
    Stock options                          103,203    107,620     111,382      72,992

    Denominator for diluted earnings
    per share                            2,970,695  2,802,110   2,980,730   2,874,460

Basic earnings per share                $     0.63 $     0.55  $     0.20   $    0.20

Diluted earnings per share              $     0.61 $     0.53  $     0.19   $   0 .20
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